Pepper Hamilton LLP Attorneys at Law 3000 Two Logan Square Eighteenth and Arch Streets Philadelphia, PA 19103-2799 215-981-4000 Fax 215-981-4750	Exhibit 99.4 Joseph C. Crawford direct dial: 215-981-4409 direct fax: 267-200-0805 crawfordjc@pepperlaw.com

February 6, 2007

Via E-Mail and First Class Mail

Peter R. Bray, Esquire Bray, Chiocca & Miller, LLC Lanidex Executive Center 100 Misty Lane Parsippany, NJ 07054-2710

Re:	Yardville National Bancorp

Dear Mr. Bray:

In your letter dated January 26, 2007, you stated that Mr. Seidman is in possession of certain confidential Yardville National Bancorp (“YNB”) information. Mr. Seidman contends he received confidential information from an unnamed YNB shareholder who, in turn, supposedly informed Mr. Seidman that he or she had obtained the information from one or more unnamed YNB directors.

YNB has attempted to investigate your allegation and determine whether or not it has any merit in order to enable YNB to make an informed conclusion as to whether any action is appropriate.

In my judgment, there is no reason why Pepper Hamilton LLP cannot conduct a full, complete and thorough investigation of the matters referred to in your January 26, 2007 letter. However, Mr. Seidman has refused to disclose the identity of the alleged YNB shareholder to me or to YNB’s General Counsel, Daniel J. O’Donnell, Esquire. You described the alleged shareholder in a telephone conversation with me as a large shareholder from central New Jersey, which you referred to as a “hint” or “clue”, but you declined to provide that individual’s name. You did provide certain general information about the type of information that Mr. Seidman claims to have learned from the alleged shareholder, but you have made it clear that Mr. Seidman will not provide information concerning this matter to this law firm or Mr. O’Donnell. You have stated that Mr. Seidman will provide further information only to a law firm that has never represented YNB or any YNB director. The effect of that decision, which we assume Mr. Seidman made, has been to impede the investigation Mr. Seidman requested in your January 26, 2007 letter.

Peter Bray, Esquire

February 6, 2007

Although YNB believes that Mr. Seidman’s refusal to provide the information to Pepper Hamilton or Mr. O’Donnell is improper, the Board of Directors or an appropriate Board committee will determine in the near future whether YNB should undertake the additional expense of retaining another law firm to investigate the matters referred to in your January 26, 2007 letter.

Based on the limited and general information you provided to me last week, it is possible that Mr. Seidman does have in his possession certain confidential information pertaining to YNB. The materiality of that information cannot be determined until Mr. Seidman fully informs YNB about the information in his possession. We believe that Mr. Seidman has a legal duty to maintain the confidentiality of this alleged information and to disclose the precise nature of that information only to YNB in cooperation with YNB’s investigation. Once Mr. Seidman has disclosed the precise nature of this confidential information to YNB, whether directly or indirectly, YNB will promptly determine whether any additional disclosure or other action is appropriate or required.

In our judgment, it is improper for Mr. Seidman to attempt to control YNB’s choice of legal counsel to conduct an appropriate investigation. Nevertheless, YNB’s Board of Directors or an appropriate Board committee will determine in the near future whether YNB will incur the additional expense of retaining other legal counsel to conduct the investigation that Mr. Seidman has simultaneously demanded and thwarted.

Sincerely,
/s/Joseph C. Crawford
Joseph C. Crawford

JCC/ab